                                                                      EXHIBIT 99

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

For Immediate Release


             CHARLES STANFORD PROMOTED TO EXECUTIVE VICE PRESIDENT,
                 LEGAL AND BUSINESS AFFAIRS, AND GENERAL COUNSEL
                             OF CROWN MEDIA HOLDINGS

LOS ANGELES/DENVER -- MAY 23, 2001 -- Charles Stanford has been promoted to executive vice president, legal and business affairs, and general counsel of Crown Media Holdings, Inc. (Nasdaq: CRWN) (AEX: CRWN). The announcement was made today by David Evans, president and chief executive officer of Crown Media Holdings; and Lana Corbi, chief operating officer of Crown Media Holdings.

         Stanford will be responsible for directing all corporate legal and business affairs activities for Crown Media Holdings and its subsidiaries. These subsidiaries include Crown Media United States, LLC, which operates Odyssey Network in the U.S. (scheduled to become the Hallmark Channel on August 5th), Crown Media International, Inc., which distributes the Hallmark Channel in more than 100 countries across the globe, and its recently launched new media division Crown Interactive. Stanford, who joined the company last year as senior vice president, business and legal affairs, will continue to be based in Crown Media Holdings' Denver offices and report jointly to Mr. Evans and Ms. Corbi.

         Regarding the announcement, Mr. Evans, stated, "Since Charlie joined us, Crown Media Holdings has enjoyed significant growth. He has played a major role guiding the company through the many transactional matters required to expand at the pace we've grown and I am delighted to reward his contributions to the betterment of Crown Media Holdings with this well deserved promotion."

         Ms. Corbi, noted, "Charlie is a valuable resource whose superior counsel on the domestic and international fronts is of the highest standard. It's been a pleasure working with him and we are grateful to have an executive with his background and expertise on our side."

         Stanford joined Crown Media Holdings from ABC, Inc., where at the time of his departure he was vice president, legal and business affairs, cable and new media. Throughout his 23-year tenure with the network, he also headed the legal and business affairs groups for its broadcast and production divisions, as well as ABC Sports. In addition, Stanford has been an adjunct professor at New York University, teaching courses on entertainment and music law.

         He earned a Bachelor of Arts degree from the University of Minnesota, a Juris Doctor degree from Suffolk University and his Masters of Law degree from New York University.

         Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: the Odyssey Network, scheduled to become the Hallmark Channel on August 5th in the United States, and the Hallmark Channel in more than 100 international markets. The combined channels have nearly 68 million subscribers worldwide. Significant investors in Crown Media Holdings include

Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners
(BHCA), L. P.

                                       ###


FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

MEDIA RELATIONS:

Les Eisner                       Don Ciaramella            Debbie Lawrence
The Lippin Group/LA              The Lippin Group/NY       The Lippin Group/UK
+1 323 965-1990                  +1 212 986 7080           +44 20 7745 7189
leisner@lippingroup.com          don@lippingroup.com       deblaw@aol.com

INVESTOR RELATIONS:

Mary Ellen Adipietro or John Nesbett
Lippert/Heilshorn & Associates
+1 212 838 3777
mary@lhai.com or jgn@lhai.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE

                HALLMARK CHANNEL AND CROWN INTERACTIVE TO LAUNCH
                         ON YES TELEVISION IN HONG KONG

            Trial to Feature Crown Interactive's "Crayola Kids Club,"
                  Hallmark Video Greetings and Video-on-Demand


HONG KONG/LONDON, MAY 30, 2001 -- Crown Media Holdings, Inc.'s (Nasdaq: CRWN) (AEX: CRWN) Hallmark Channel, one of the world's fastest growing international television networks, and Crown Interactive, its recently launched interactive television service, are launching on Yes Television, the new Hong Kong domestic pay television outlet which commenced its trial period on May 28. The announcement was jointly made today by Jeff Henry, president and CEO of Crown Interactive; Terence Yau, vice president and managing director of Hallmark Channel Asia Pacific; and Lanny Huang, vice president, content of Yes Television Asia.

Hallmark Channel and Crown Interactive launched on Yes Television this week major components of its broadcast and video-on-demand (VOD) pilot service for consumers. In addition to providing the Hallmark Channel and high-profile VOD titles from Crown Media's award-winning programming produced by Hallmark Entertainment, Yes Television will feature Crown Interactive's "Crayola Kids Club," an interactive arts and crafts service for children. Consumers will also be able to deliver Hallmark video greetings over the broadband network.

At launch, Yes Television became the first service in Hong Kong to combine true VOD services with broadcast television and Internet access. The agreement also marks Crown Interactive's first endeavor with a venture utilizing its VOD, "Crayola Kids Club," and Hallmark video greetings products together in one service.

Regarding the announcement, Mr. Henry noted, "The launch of Hallmark Interactive's service in Hong Kong is an important plank in the diversification of our products using the new technology. Through these digital offerings, viewers can enjoy the quality and creativity that Hallmark and Crayola are known for through an entirely new, interactive television experience. The digital product will be distributed to other parts of Asia and the rest of the world later this year."

Added Mr. Henry, "This is an exciting development for Crown Interactive. Based on its successful beta test in Singapore, the service is now poised to expand in terms of progressive features, including "Crayola Kids Club" and video greetings, with other territories following shortly. Yes Television provides Crown Interactive with a solid infrastructure from which to showcase our services in a major market and we are very much looking forward to growing with it."

Mr. Yau commented, "As Hallmark Channel's first distribution deal in Hong Kong and also the first launch of our unique interactive services, this partnership with Yes TV marks two very important milestones for us. It allows us to offer viewers in Hong Kong the most advanced innovative TV services that showcase a wide-range of Hallmark Entertainment and Hallmark Interactive products on TV."

Ms. Huang stated, "We are moving full steam ahead with our preparation for the commercial launch later this year. We have a strong team of buyers worldwide actively searching for the best content to give our customers a top-quality viewing experience. With the strong support from our suppliers, we are confident that we will be able to bring high quality, IP based, time-free television to one of the most dynamic media markets in the world."

Yes Television has chosen the Talkoo Shing and Kornhill areas of Hong Kong for its trial period. It will also conduct an extensive focus group study to get first-hand information on the viewers' response to its service.

Currently, Hallmark Channel is distributed throughout Asia to over 13 million subscribers. Crown Interactive is currently beta testing its VOD service in conjunction with Sharkstream, a Singapore-based broadband streaming portal specializing in interactive multimedia entertainment. However, the Yes TV pilot in Hong Kong will be the first digital TV platform to carry Hallmark Channel, Hallmark movie video-on-demand and other interactive products.

Crown Interactive was formally launched in January to leverage on the vast array of products and services from Crown Media's affiliated companies, Hallmark Cards, Hallmark Entertainment and Binney and Smith's Crayola brand.

ABOUT YES TELEVISION WWW.YESTELEVISION.COM

Yes Television is a leading broadband solutions provider for interactive television, which has developed a highly flexible solution delivering a range of broadcast, VOD, internet, e-commerce and e-mail services to its customers using broadband internet technology. The service operates over both DSL telephony and cable networks, enabling network operators and Pay-TV operators to deploy Interactive TV rapidly in their domestic markets.

True VOD is offered by Yes Television, enabling viewers to watch what they want, when they want, using functions normally associated with a VCR - such as pause, stop, and play fast forward and rewind.

Yes Television was established in 1995 and has offices in London, Cardiff, Hong Kong, Melbourne and Los Angeles. Yes Television is preparing for a commercial rollout in Hong Kong following the award of the pay TV license.

Yes Television is active in a number of key international markets. The company has recently started its trial period in Hong Kong. Commercial launch is scheduled for late summer this year. In Australia, Yes Television has launched Easy Television, the largest IP-based international television platform in the country, through Total Television, its joint venture with Cable and Telecoms. The rollout will be one of the largest deployments of on demand services in the world. It is currently running a pilot service over the ST ADSL network in the Chiswick and Hammersmith areas of London. Other deployments in the international markets are expected to be announced in the near future.

ABOUT HALLMARK CHANNEL

Hallmark Channel is a global channel brand showcasing high quality, award-winning original movies and miniseries to more than 37 million households worldwide. It is owned and operated internationally by Crown Media International, Inc., a wholly owned subsidiary of Crown Media Holdings, Inc.

ABOUT CROWN MEDIA HOLDINGS

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality broad appeal entertainment programming. The company currently operates and distributes two cable channels: Odyssey Network/Hallmark Channel in the U.S. and Hallmark Channel in more than 100 international markets. The combined channels have more than 65 million subscribers worldwide. Significant investors in Crown Media Holdings, Inc. include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners (BHCA), L. P.

CONTACTS:

Crown Media Holdings media relations:

Don Ciaramella               Les Eisner                     Debbie Lawrence
The Lippin Group             The Lippin Group               The Lippin Group
New York                     Los Angeles                    London, UK
+1 (212) 986 7080            +1 (323) 965 1990              +44 20 7745 7189
don@lippingroup.com          leisner@lippingroup.com        deblaw@aol.com


Crown Media Holdings investor relations:

Mary Ellen Adipietro
Lippert/Heilshorn & Associates
+1 (212) 838 3777
mary@lhai.com

Yes Television:
Randall Cox                      Lanny Huang                       Gilda Chung
Yes Television Asia              Yes Television Asia               Apex Public Relations
+852-2289-0500                   +852-2289-0528                    +852-2811-3898
randall.cox@yestelevision.com    lanny.huang@yestelevision.com     gilda.chung@apex-pr.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE

                       CROWN MEDIA DISCONTINUES TRADING ON
                      EURONEXT AMSTERDAM STOCK EXCHANGE AND
                        REMAINS ON NASDAQ NATIONAL MARKET


GREENWOOD VILLAGE, COLO. -- JUNE 1, 2001 -- Crown Media Holdings, Inc. (Nasdaq:
CRWN) (AEX: CRWN) today announced plans to discontinue trading of its shares of Class A Common Stock on the Euronext Amsterdam stock exchange effective June 8, 2001. The last day of trading of the Class A shares on the Euronext Amsterdam will be June 7, 2001. Shares of Crown Media Holdings Class A Common Stock will continue to trade on the Nasdaq National Market under the ticker symbol CRWN.

William Aliber, Crown Media Holdings' Executive Vice President and Chief Financial Officer, commented "Weakness in the European market since the Company's IPO last year caused a softening in European entertainment stocks and as a result, the average trading volume of Crown Media Holdings on the Euronext Amsterdam has been negligible. Given the fact that the Company's Class A shares are predominantly held by United States investors, we determined it was in the Company's best interest to discontinue trading of our shares on the Euronext Amsterdam stock exchange."

ABOUT CROWN MEDIA HOLDINGS

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality broad appeal entertainment programming. The company currently operates and distributes two cable channels: Odyssey Network/Hallmark Channel in the U.S. and Hallmark Channel in more than 100 international markets. The combined channels have more than 65 million subscribers worldwide. Significant investors in Crown Media Holdings, Inc. include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners (BHCA), L. P.

                                       ###

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

INVESTOR RELATIONS:                               MEDIA:
Mary Ellen Adipietro or John Nesbett              Les Eisner
Lippert/Heilshorn & Associates                    The Lippin Group
212-838-3777                                      323-965-1990
mary@lhai.com or jgn@lhai.com                     leisner@lippingroup.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]


FOR IMMEDIATE RELEASE


                   DIANE KEATING NAMED SENIOR VICE PRESIDENT,
                 WORLDWIDE DISTRIBUTION, OF CROWN MEDIA HOLDINGS

Former New Line Television Executive to Oversee Recently Acquired Hallmark Entertainment Library


NEW YORK -- JUNE 4, 2001 -- Veteran television executive Diane Keating has been named to the newly created position of senior vice president, worldwide distribution, of Crown Media Holdings, Inc. (Nasdaq: CRWN) (AEX: CRWN), effective immediately. The announcement was made today by David Evans, president and chief executive officer of Crown Media Holdings, and Lana Corbi, chief operating officer of Crown Media Holdings.

         The appointment is an outgrowth of Crown Media Holdings' recent agreement to acquire approximately 700 award-winning and high-profile telefilms from Hallmark Entertainment, Inc. Under terms of the transaction, Hallmark Entertainment's distribution division Hallmark Entertainment Distribution (HED) will enter into a service agreement with Crown Media Holdings under which it will continue representing the titles in the international and domestic marketplace. Keating, who will be based in New York, will be responsible for overseeing the strategic direction and day-to-day operations of the catalogue's distribution efforts on behalf of Crown Media Holdings and serve as the organization's liaison with HED. She will report jointly to Mr. Evans and Ms. Corbi.

         Regarding the announcement, Mr. Evans noted, "Diane's extensive background in international television distribution and breadth of relationships across the globe makes her the ideal candidate to manage the library, which is a very important acquisition for Crown Media Holdings. I am overjoyed to now have her on our team and believe that Diane's contributions will greatly benefit our company."

         Ms. Corbi added, "We are delighted that Diane will work closely with Hallmark Entertainment Distribution and spearhead the efforts of distributing our newly acquired library. She will bring fresh ideas on how to best maximize these films, which carry enormous value for not only Crown Media Holdings, but also broadcasters, advertisers and viewers throughout the world."

         Ms. Keating commented, "This is a very exciting opportunity to work with a dynamic company and group of executives, and I am very much looking forward to it."

         Ms. Keating joins Crown Media Holdings from New Line Cinema in New York, where she was executive vice president, international television sales and distribution. She joined New Line in 1995, and throughout her tenure was responsible for the overall direction of the sales, distribution and marketing strategies for all New Line programming and feature films within the global television marketplace. Ms. Keating was highly involved with the development of New Line TV programs as well as international co-production endeavors, including the weekly action hour "Sir Arthur Conan Doyle's Lost World," currently in its second season. She also actively identified and acquired international formats for development and distribution in the U.S. market.

         Before that, Ms. Keating was with Orion Pictures Corporation in New York, most recently as president of Orion Pictures International. In this role, she managed global sales and distribution of Orion's current features and 400-title library in theatrical, television and home video, including such major motion pictures as "Silence of the Lambs" and the "Robocop" films. Between 1989 and 1992, Ms. Keating was senior vice president of international for Orion, where she managed the division's global business planning and operations. She joined Orion in 1987 as its vice president of international video to create and launch its in-house home video division.

         Between 1984 and 1987, Ms. Keating was director of program marketing for RCA/Columbia Pictures International Video, also in New York. While there, she was responsible for developing, creating and implementing marketing initiatives for titles distributed by the company. She began her career as an international business analyst for Columbia Pictures International.

         Ms. Keating graduated Summa Cum Laude from Fordham University and received her Masters in Business Administration from Columbia University.

         Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: the Odyssey Network, scheduled to become the Hallmark Channel on August 5 in the United States, and the Hallmark Channel in more than 100 international markets. The combined channels have nearly 68 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and
J. P. Morgan Partners (BHCA), L. P.

                                       ###

CONTACTS:

MEDIA RELATIONS:

Les Eisner                      Don Ciaramella             Debbie Lawrence
The Lippin Group/LA             The Lippin Group/NY        The Lippin Group/UK
+1 323 965-1990                 +1 212 986 7080            +44 20 7745 7189
leisner@lippingroup.com         don@lippingroup.com        deblaw@aol.com


INVESTOR RELATIONS:

Mary Ellen Adipietro or John Nesbett
Lippert/Heilshorn & Associates
+1 212 838 3777
mary@lhai.com or jgn@lhai.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE


                     CROWN MEDIA POSTPONES STOCKHOLDER VOTE
                             ON ACQUISITION OF FILMS

GREENWOOD VILLAGE, CO. -- JUNE 8, 2001 -- Crown Media Holdings, Inc. (Nasdaq:
CRWN) announced today that it has received a complaint filed by a person claiming to be a stockholder regarding Crown Media Holdings' proposed purchase of approximately 700 film titles and related property and rights from Hallmark Entertainment Distribution, LLC. The complaint apparently was filed on June 6th before the 2001 Annual Meeting of stockholders, which was held on June 7th. A vote on the acquisition of the films has been postponed until later in June, 2001, so that stockholders may be informed of this development.

The complaint, purportedly filed as a class action on behalf of holders of the Company's Class A common stock, was brought against Crown Media Holdings, its directors, Hallmark Cards, Inc., Hallmark Entertainment Distribution, LLC and Hallmark Entertainment, Inc. for damages, rescission or other relief. The complaint alleges that the proposed acquisition of the films is the product of an unfair process designed to advantage Hallmark Cards, Inc. as the controlling stockholder, that the price being paid to Hallmark Entertainment Distribution is not entirely fair and that the proxy statement failed to make certain disclosures.

The transaction was approved by an independent committee of Crown Media Holdings' Board of Directors consisting of directors independent of Hallmark Entertainment. The independent committee believes that the films transaction is fair to and in the best interests of Crown Media Holdings and its stockholders, other than Hallmark Entertainment and its affiliates. Salomon Smith Barney Inc. acted as the financial advisor to the special committee and delivered its opinion to the effect that, as of the date of its opinion, the consideration to be paid by Crown Media Holdings is fair, from a financial point of view, to the Company. The independent committee believes that the films transaction is important to the Company for a number of reasons, including increasing the scale and diversification of Crown Media Holdings, reducing the time needed to reach its goal of a breakeven point in its EBITDA, and facilitating the Company's ability to execute both equity and debt offerings in the future.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: the Odyssey Network, scheduled to become the Hallmark Channel on August 6 in the United States, and the Hallmark Channel in more than 100 international markets. The combined channels have nearly 68 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners (BHCA), L. P.

                                      # # #

FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:

INVESTOR RELATIONS:                       MEDIA:

Mary Ellen Adipietro                      Elissa Grabowski
Lippert/Heilshorn & Associates            Lippert/Heilshorn Associates
212-838-3777                              212-838-3777
mary@lhai.com                             elissa@lhai.com

                                          Les Eisner
                                          The Lippin Group
                                          323-965-1990
                                          leisner@lippingroup.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE

                     CROWN MEDIA RECONVENES STOCKHOLDER VOTE
                             ON ACQUISITION OF FILMS

GREENWOOD VILLAGE, COLO. -- JULY 2, 2001 -- Crown Media Holdings, Inc. (Nasdaq:
CRWN) announced today that it plans to reconvene its annual meeting on July 17, 2001 to allow shareholders to vote on the proposed purchase of approximately 700 film titles and related property and rights from Hallmark Entertainment Distribution, LLC. The Company intends to close the films transaction immediately after the reconvened annual meeting, or as soon thereafter as practical.

The original vote, scheduled for June 7, 2001 was postponed in order to allow Crown Media the opportunity to inform its shareholders of a shareholder lawsuit commenced on June 6, 2001 regarding the transaction. Since that time, the parties have agreed in principle to settle the lawsuit. The proposed settlement, entered into by Crown Media Holdings, Inc., Hallmark Cards, Incorporated and other defendants, provides that the purchase price for the films and related assets will be reduced by 425,000 shares of Crown Media Holdings Class A common stock. The proposed settlement is subject to a number of requirements, including entering into a definitive settlement stipulation, certification of a class consisting of all owners of Crown Media common stock (excluding the defendants), and final court approval of the settlement. While it will likely take a number of months to obtain final court approval of the settlement, the proposed settlement specifically permits the films transaction to be completed in the interim. A supplement to the proxy statement concerning the films transaction and the settlement is being mailed to stockholders today.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: the Odyssey Network, scheduled to become the Hallmark Channel on August 6 in the United States, and the Hallmark Channel in more than 100 international markets. The combined channels have nearly 68 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners (BHCA), L. P.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended March 31, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                                      # # #

FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:

INVESTOR RELATIONS:                       MEDIA:
Mary Ellen Adipietro                      Elissa Grabowski
Lippert/Heilshorn & Associates            Lippert/Heilshorn Associates
212-838-3777                              212-838-3777
mary@lhai.com                             elissa@lhai.com

                                          Les Eisner
                                          The Lippin Group
                                          323-965-1990
                                          leisner@lippingroup.com

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

For Immediate Release

     HALLMARK ENTERTAINMENT ACQUIRES 8.2% CROWN MEDIA INTEREST HELD BY EM.TV

Crown Media Substantially Reduces Programming Obligations with EM.TV and The Jim
                                 Henson Company

GREENWOOD VILLAGE, COLO. -- JULY 30, 2001 -- Crown Media Holdings, Inc. (Nasdaq:
CRWN) today announced that Hallmark Entertainment, Inc., a strategic investor in Crown Media, has acquired the 8.2% interest in Crown Media held by The Jim Henson Company ("Henson"), a subsidiary of German media company EM.TV & Merchandising AG ("EM.TV"), for $90 million. Crown Media also announced that it has revised its program agreements with The Jim Henson Company and EM.TV, substantially reducing Crown Media's programming obligations under those agreements.

Hallmark Entertainment, Inc. purchased 5,377,721 shares of Crown Media Class A common stock from Henson. The shares were originally issued to Henson in March 2001, in exchange for Henson's 22.5% interest in Crown Media United States, LLC, which operates the Hallmark Channel U.S./ Odyssey Network. With the completion of the stock purchase, Hallmark Cards and its subsidiaries will own approximately 36.2 million shares of Crown Media, or approximately 55.3% of the shares outstanding, which control approximately 91.4% of the voting power.

At the same time, Crown Media United States has substantially revised its two program agreements with Henson and EM.TV, under which Crown Media United States was obligated to purchase both pre-existing and original programming. The revisions replace all prior obligations. Crown Media United States will now license one series from the EM.TV library and two new series - "Hoobs" and "Construction Site" - from Henson. For the revision of the agreements, Crown Media United States paid to Henson and EM.TV $13 million.

David Evans, President and Chief Executive Officer of Crown Media Holdings, stated, "On August 5, our domestic channel, Odyssey Network will be officially rebranded the Hallmark Channel. In conjunction with the rebranding, the programming mix will be shifting more towards adult, family-friendly programming and away from children's programming. The revision of these agreements releases us from the obligation of using programming that is no longer compatible with our strategy and gives us the flexibility to revise our programming schedules to best suit the new focus of our channel."

Charles Rivkin, President and Chief Executive Officer of The Jim Henson Company, Inc., commented, "This is an important step for us in maximizing the value of The Jim Henson Company and its assets as we pursue the potential sale process that we have previously announced. This transaction enables us to monetize our stake in Crown Media, while at the same time free up our program library and future production capacity."

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality broad appeal entertainment programming. The Company currently operates and distributes two cable channels: Odyssey Network/the Hallmark Channel in the U.S. and the Hallmark Channel in more than 100 international markets. The combined channels have more than 65 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., VISN Management Corp. (for-profit subsidiary of the National Interfaith Cable Coalition) and J.
P. Morgan Partners (BHCA), L. P.


Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include:

competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended March 31, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:

INVESTOR RELATIONS:                           MEDIA:
Mary Ellen Adipietro                          Les Eisner
Lippert/Heilshorn & Associates                The Lippin Group/LA
212-838-3777                                  323-965-1990
adipietro@lhai.com                            leisner@lippingroup.com

Karen Pisciotta                               Don Ciaramella
Lippert/Heilshorn & Associates                The Lippin Group/NY
212-838-3777                                  212-986-7080
kpisciotta@lhai.com                           don@lippingroup.com

                                              Elissa Grabowski
                                              Lippert/Heilshorn & Associates
                                              212-838-3777
                                              elissa@lhai.com

FOR ADDITIONAL INFORMATION AT HALLMARK CARDS, PLEASE CONTACT:

Julie O'Dell                                  Steve Doyal
Hallmark Cards                                Hallmark Cards
816-274-5923                                  816-274-4314
jodell1@hallmark.com                          sdoyal2@hallmark.com

FOR ADDITIONAL INFORMATION AT THE JIM HENSON COMPANY, PLEASE CONTACT:

Debbie McClellan
The Jim Henson Company
323-802-1606
dmcclellan@henson.com